Exhibit 99.01

__________________________________________________________________________

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 26, 2024

BY AND AMONG

OGE ENERGY CORP.,

THE LENDERS

AND

BOKF, na, DBA BANK OF OKLAHOMA

AS SOLE ADMINISTRATIVE AGENT,

sole SYNDICATION aGENT, LEAD ARRANGER

AND sole BOOKRUNNER

Page

ARTICLE I	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Other Definitions and Provisions	23
1.3	Rounding	24
1.4	References to Agreement and Laws	24
1.5	Times of Day	24
1.6	Reserved	24
1.7	Divisions	24
1.8	Rates	24

ARTICLE II	THE CREDITS	25
2.1	Commitment	25
2.2	Required Payments; Termination	25
2.3	Ratable Loans	25
2.4	Advances	26
2.5	Upfront Commitment Fee; Non-Use Fee	26
2.6	Minimum Amount of Each Advance	26
2.7	Optional Principal Prepayments; Reductions in Aggregate Commitment	26
2.8	Method of Selecting Types and Interest Periods for New Advances	26
2.9	Conversion and Continuation of Outstanding Advances	27
2.10	Changes in Interest Rate, etc	27
2.11	Rates Applicable After Default	28
2.12	Method of Payment	28
2.13	Notes	28
2.14	Telephonic Notices	29
2.15	Interest Payment Dates; Interest and Fee Basis	29
2.16	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	29
2.17	Reserved	29
2.18	Non‑Receipt of Funds by the Agent	30
2.19	Replacement of Lender	30
2.20	Reserved	31
2.21	Reserved	31
2.22	Increase of Aggregate Commitment	31
2.23	Reserved	32
2.24	Defaulting Lenders	32
2.25	Obligations of Lenders	33
2.26	Reserved	34
2.27	Reserved	34

ARTICLE III	YIELD PROTECTION; TAXES	34
3.1	Yield Protection	34
3.2	Changed Circumstances Affecting Benchmark Availability	36
3.3	Laws Affecting SOFR Availability	36
3.4	Funding Indemnification	37
3.5	Taxes	37
3.6	Lender Statements; Survival of Indemnity	40
3.7	Reserved	40
3.8	Benchmark Replacement Setting	40

ARTICLE IV	CONDITIONS PRECEDENT	42

-i-

(continued)

Page

4.1	Initial Advances	42
4.2	Each Advance	43

ARTICLE V	REPRESENTATIONS AND WARRANTIES	44
5.1	Existence and Standing	44
5.2	Authorization and Validity	44
5.3	No Conflict; Government Consent	44
5.4	Financial Statements	45
5.5	Material Adverse Change	45
5.6	Anti-Corruption Laws and Sanctions	45
5.7	Litigation	45
5.8	Subsidiaries	45
5.9	Margin Stock	45
5.10	Investment Company Act	46

ARTICLE VI	COVENANTS	46
6.1	Financial Reporting	46
6.2	Use of Proceeds	47
6.3	Notice of Default	47
6.4	Maintenance of Existence	48
6.5	Taxes	48
6.6	Insurance	48
6.7	Compliance with Laws	48
6.8	Maintenance of Properties	48
6.9	Inspection; Keeping of Books and Records	49
6.10	Fundamental Changes	49
6.11	Reserved	50
6.12	Liens	50
6.13	Affiliates	53
6.14	Leverage Ratio	53

ARTICLE VII	DEFAULTS	53

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	55
8.1	Acceleration/Remedies	55
8.2	Amendments	56
8.3	Preservation of Rights	57

ARTICLE IX	GENERAL PROVISIONS	57
9.1	Survival of Representations	57
9.2	Governmental Regulation	58
9.3	Headings	58
9.4	Entire Agreement	58
9.5	Several Obligations; Benefits of this Agreement	58
9.6	Expenses; Indemnification	58
9.7	Numbers of Documents	59
9.8	Accounting	59
9.9	Severability of Provisions	59
9.10	Nonliability; Waiver of Consequential Damages	60
9.11	Confidentiality	60
9.12	Lenders Not Utilizing Plan Assets	62

-ii-

(continued)

Page

9.13	Nonreliance	62
9.14	Disclosure	62
9.15	USA Patriot Act	62
9.16	Reserved	62
9.17	Acknowledgement Regarding Any Supported QFCs	62

ARTICLE X	THE AGENT	63
10.1	Appointment and Authority	63
10.2	Rights as a Lender	64
10.3	Exculpatory Provisions	64
10.4	Reliance by the Agent	65
10.5	Delegation of Duties	65
10.6	Resignation of Agent	65
10.7	Non-Reliance on Agent and Other Lenders	66
10.8	No Other Duties, etc	66
10.9	Agent Fees	66
10.10	Agent's Reimbursement and Indemnification	66
10.11	Agent May File Proofs of Claim	67
10.12	Certain ERISA Matters	68
10.13	Erroneous Payments	69

ARTICLE XI	SETOFF; RATABLE PAYMENTS	71
11.1	Setoff	71
11.2	Ratable Payments	71

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	72
12.1	Successors and Assigns	72
12.2	Participations	73
12.3	Assignments	74
12.4	Dissemination of Information	78
12.5	Tax Certifications	78

ARTICLE XIII	NOTICES	78
13.1	Notices	78
13.2	Change of Address	78

ARTICLE XIV	COUNTERPARTS; ELECTRONIC EXECUTION; RESTATEMENT OF EXISTING CREDIT AGREEMENT	78
14.1	Counterparts	78
14.2	Electronic Execution	79
14.3	Restatement of Existing Credit Agreement	79

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	80
15.1	Choice of Law	80
15.2	Consent to Jurisdiction	80
15.3	Waiver of Jury Trial	80

-iii-

SCHEDULES

Commitment Schedule

Schedule 1 - Subsidiaries
Schedule 2 - Liens

Schedule 3 - Material Adverse Change

Schedule 4 - Litigation

EXHIBITS

Exhibit A - Form of Compliance Certificate
Exhibit B - Form of Assignment and Assumption Agreement
Exhibit C-1 - Form of Revolving Promissory Note

Exhibit C-2 - Form of Term Promissory Note

Exhibit D - Form of Joinder Agreement

-iv-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 26, 2024, is by and among OGE ENERGY CORP., an Oklahoma corporation (the "Borrower"), the lenders from time to time party hereto (the "Lenders"), and BOKF, NA, DBA BANK OF OKLAHOMA, a national banking association, as Administrative Agent for the Lenders, and as Sole Syndication Agent, Lead Arranger and Sole Bookrunner (in all such capacities, the "Agent").

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested, and subject to the terms and conditions hereof, the Agent and Lenders have agreed to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1
Certain Defined Terms. As used in this Agreement:

"Accounting Changes" is defined in the term "GAAP".

"Act" means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Credit Spread Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOF shall be deemed to be the Floor.

"Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of SOFR Loans, for the same Interest Period.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" means BOKF in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

"Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as it may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment as of the Closing Date is $120,000,000, of which the initial Aggregate Commitment for Revolving Loans is $60,000,000 and the initial Aggregate Commitment for Term Loans is $60,000,000.

"Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

"Agreement" means this Amended and Restated Credit Agreement.

"Agreement Accounting Principles" means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, as may be modified in connection with any Accounting Changes. Notwithstanding the foregoing, (i) all leases (or any other agreement deemed to be a lease, in accordance with GAAP), of any Person (including leases or any other such agreements entered into after the date hereof) that are or would be treated as operating leases or otherwise be accounted for "off the balance sheet," in accordance with GAAP as in effect on December 31, 2015, shall continue to be accounted for as operating leases or off-balance sheet (and none of the obligations of the lessee thereunder shall constitute Capitalized Leases, Capitalized Lease Obligations, Indebtedness or Consolidated Indebtedness) for purposes of this Agreement regardless of any change in GAAP (or the effectiveness of any change in GAAP), including without limitation, ASC Topic 842 (and any successor or replacement provisions or any pronouncements in connection therewith) after such date that would otherwise require any of the obligations of the lessee thereunder to be treated as Capitalized Leases, Capitalized Lease Obligations, Indebtedness or Consolidated Indebtedness, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

"Alternate Base Rate" means, for any day, a rate per annum equal to the highest of (a) the National Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day, plus 0.50%, or (c) Adjusted Term SOFR for a one-month tenor plus 1.00%. Any change in the Alternate Base Rate due to a change in the National Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as applicable, shall be effective from and including the effective date of such change in the National Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, or money-laundering, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Applicable Fee Rate" means, with respect to the Facility Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

"Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities.

"Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

"Approved Cost Recovery Bonds" means securities, however denominated, that are issued by the Borrower or any Consolidated Subsidiary of the Borrower (or any instrumentality statutorily authorized for such purpose (whether or not a Subsidiary of the Borrower)), which securities are (i) issued under and in accordance with applicable state public utility law (and expressly approved by the applicable State public utility commission) with respect to the recovery of designated costs or expenditures (including through applicable state public utility commission order for financing) with respect to regulated assets or regulatory assets authorized by the applicable state public utility commission, (ii) under which recourse is limited to assets that are rights to collect designated charges authorized by Applicable Law to be invoiced to customers of the Borrower or such Subsidiary (together with ancillary related assets customarily included therewith, collectively, "Designated Charges") and that are, in any event non-recourse to the Borrower and its Subsidiaries (other than for failure to collect and pay over such Designated Charges and other customary indemnities for such type of financings) and (iii) payable solely from Designated Charges.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" or "Lead Arranger" means BOKF.

"Assignment and Assumption Agreement" means an assignment agreement in the form of Exhibit B.

"Authorized Officer" means any of the president, chief financial officer, treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 3.8(iv).

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Benchmark" means, initially, the Term SOFR Reference Rate, provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(i).

"Benchmark Replacement" means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the Credit Spread Adjustment or other spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark

Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(A) in the case of clause (A) or (B) of the definition of "Benchmark Transition Event", the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(B) in the case of clause (C) of the definition of "Benchmark Transition Event", the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (C) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (A) or (B) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(A) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(B) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(C) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 CFR § 1010.230.

"Benefit Plan" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".

"BOKF" means BOKF NA, dba Bank of Oklahoma, a national banking association, and its successors.

"Borrower" has the meaning assigned thereto in the introductory paragraph hereto.

"Borrowing Date" means the date on which an Advance is made hereunder.

"Borrowing Notice" is defined in Section 2.8.

"Business Day" means any day other than a Saturday, Sunday or legal holiday on which banks in Oklahoma City, Oklahoma are open for the conduct of their commercial banking business.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower or (ii) the majority of the board of directors of the Borrower fails to consist of Continuing Directors.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any applicable foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued and shall be referred to herein as a "Specified Change".

"Closing Date" means June 26, 2024.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

"Commitment" means, for each Lender, such Lender's obligation to make Revolving Loans and Term Loans to the Borrower in amounts not exceeding the amounts set forth on the Commitment Schedule opposite such Lender's name, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3 or as otherwise modified from time to time pursuant to the terms hereof.

"Commitment Schedule" means the Schedule identifying each Lender's Commitment as of the Closing Date attached hereto and identified as such (and as adjusted from time to time in accordance with this Agreement).

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of "Alternate Base Rate," "Business Day," "Interest Period," "U.S. Government Securities Business Day," or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement, the Notes and the other Loan Documents).

"Consolidated Capitalization" means the sum of (i) Consolidated Indebtedness, (ii) consolidated common stockholders' equity as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles, (iii) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities and (v) minority interests as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles; provided that Consolidated Capitalization shall exclude the non-cash effects resulting from the application of Financial Accounting Standards Board Statement No. 158: Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132(R)).

"Consolidated Indebtedness" means, at any date, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude (i) all Non-Recourse Indebtedness, (ii) Indebtedness in respect of Receivables Purchase Facilities, (iii) Approved Cost Recovery Bonds, (iv) any Indebtedness arising from the application of ASC Topic 460, 810 or 842, and (v) subject to the following proviso, the aggregate outstanding amount of all Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities;

and provided further that Consolidated Indebtedness shall include the Applicable Percentage of the aggregate principal amount of Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities. As used herein, "Applicable Percentage" means (x) 0% of the aggregate principal amount of such securities up to 15% of Consolidated Capitalization; (y) 50% of the amount by which the aggregate principal amount of such securities exceeds 15% of Consolidated Capitalization; provided that any such aggregate principal amount in excess of 25% of Consolidated Capitalization shall be excluded from this clause (y) and shall instead be calculated in accordance with the following clause (z); and (z) 100% of the incremental amount by which the aggregate principal amount of such securities exceeds 25% of Consolidated Capitalization.

"Consolidated Subsidiary" means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified "Consolidated Subsidiary" means a Consolidated Subsidiary of the Borrower.

"Continuing Director" means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the directors who were members of such board at the time of such nomination or election.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Covered Party" is defined in Section 9.17(i).

"Credit Spread Adjustment" means ten (10) Basis Points, subject to adjustment pursuant to the definition of "Benchmark Replacement Adjustment."

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means an event described in Article VII.

"Defaulting Lender" means, subject to Section 2.24.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other

Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24.2) upon delivery of written notice from the Agent of such determination to the Borrower and each Lender.

"Designated Charges" is defined in the definition of "Approved Cost Recovery Bonds."

"Disqualified Lender" is defined in Section 12.3.5.

"Dollar" and "$" means dollars in the lawful currency of the United States of America.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parents.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Record" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

"Electronic Signature" has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Sections 12.3.5 and 12.3.6 (subject to such consents, if any, as may be required under Section 12.3.2).

"Energy-Related Assets" means or includes (i) assets used for the generation, transmission or distribution of electric energy or used for the distribution of natural or manufactured gas which provide services (directly or indirectly) to a state-regulated public utility, in each case owned, directly or indirectly, by the Borrower; (ii) intangible personal property, including investment property, accounts and general intangibles (each as defined in the Uniform Commercial Code), insurance premiums, Rabbi trusts or similar savings plans and memberships, to the extent they relate to assets or persons which are involved in the operations of, or provide services to, a state regulated public utility; (iii) assets constituting general plant (e.g., office furniture and equipment, communications equipment, computer software and hardware) used in the operations of or used to provide services to a state regulated public utility; and (iv) property, plant and equipment that was once in service, but is no longer used, or property, plant and equipment that was purchased for use (whether or not such assets have at such time yet been placed in service) by or to provide services to, a state regulated public utility.

"Environmental Laws" means any and all Applicable Laws relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"Equity Preferred Securities" means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not, or the underlying securities, if any, of which are not, subject to mandatory redemption or maturity prior to 91 days after the Termination Date, and (iii) the terms of which permit the deferral of interest or distributions thereon to a date occurring after the 91st day after the Termination Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.

"Erroneous Payment" is defined in Section 10.13.1.

"Erroneous Payment Deficiency Assignment" is defined in Section 10.13.4.

"Erroneous Payment Return Deficiency" is defined in Section 10.13.4.

"ET Entity" means any Subsidiary of the Borrower whose assets consist solely of direct or indirect equity interests in Energy Transfer LP, a Delaware limited partnership (including OGE Enogex Holdings LLC, a Delaware limited liability company as of the Closing Date).

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes measured by the overall capital or net worth of such Recipient, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19), (c) Taxes attributable to such Recipient's failure to comply with Section 3.5.7 and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Existing Credit Agreement" is defined in Section 14.3.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

"Federal Funds Effective Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Fitch" means Fitch Ratings and any successor thereto.

"Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin.

"Floating Rate Advance" means an Advance that bears interest at a rate determined by reference to the Floating Rate.

"Floating Rate Loan" means a Loan that bears interest at a rate determined by reference to the Floating Rate.

"Floor" means 0%.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in effect from time to time; provided that in the event that any "Accounting Change" (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then unless and until the Borrower, the Agent and the Required Lenders mutually agree to adjustments to the terms hereof to reflect any such Accounting Change, all financial covenants (including such covenant contained in Section 6.14), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.

"Governmental Authority" means the government of the United States or, solely to the extent relevant to the Borrower and/or its Subsidiaries, any other nation, or, in each case, of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, solely to the extent relevant to the Borrower and/or its Subsidiaries, any supra-national bodies such as the European Union or the European Central Bank).

"Hybrid Equity Securities" means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of "intermediate equity content" by S&P, Basket C equity credit by Moody's or 50% equity credit by Fitch at the time of issuance thereof and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date that is 91 days after the Termination Date.

"Indebtedness" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all Capitalized Lease Obligations in accordance with Agreement Accounting Principles, (v) all non-contingent reimbursement obligations outstanding of such Person with respect to surety bonds, letters of credit and bankers' acceptances, (vi) indebtedness of the type described in clauses (i) through (v) above secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to in clauses (i) through (v) above of another Person and (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock (other than Equity Preferred Securities); provided that Indebtedness shall exclude any indebtedness arising from the application of ASC Topic 460, 810 or 842, or which is otherwise excluded in accordance with the Agreement Accounting Principles. For the purpose of determining "Indebtedness," any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been deposited with the proper depositary in trust.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitee" is defined in Section 9.6.2.

"Interest Period" means, with respect to a SOFR Advance, a period of one, three or six months (subject to availability), commencing on the date of such SOFR Advance, which shall be a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, three or six months; provided that (i) if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month and (ii) no Interest Period shall extend beyond the Termination Date described in clause (a) of such definition. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Investment Grade Status" exists at any date if, on such date, the Borrower has or is deemed to have pursuant to the last paragraph of the Pricing Schedule (as in effect on the Closing Date) at least two of the following ratings: a Moody’s Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of Baa3 or better, a S&P Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better or a Fitch Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better.

"Lenders" has the meaning assigned thereto in the introductory paragraph hereto.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means, with respect to a Lender, any Revolving Loan or Term Loan made by such Lender pursuant to Article II.

"Loan Documents" means this Agreement, any Notes issued pursuant to Section 2.13, and all other documents, instruments, and agreements executed and delivered by the Borrower and designated therein as being a Loan Document.

"Mandatorily Convertible Securities" means mandatorily convertible equity-linked securities issued by the Borrower or any Subsidiary, so long as the terms of such securities require no repayments or prepayments of principal and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Termination Date.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition, operations or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Material Indebtedness" means Indebtedness of the Borrower and/or any Material Subsidiary (other than (i) Indebtedness among the Borrower and/or its Subsidiaries, (ii) Indebtedness in respect of Approved Cost Recovery Bonds and Receivables Purchase Facilities, and (iii) Non-Recourse Indebtedness) in an outstanding principal amount of $100,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

"Material Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the date of this Agreement; provided that each ET Entity shall (unless otherwise elected by the Borrower) not be deemed a Material Subsidiary, other than for purposes of Section 6.10 (to the extent otherwise meeting the requirements of a Material Subsidiary) and inclusion of its attributable value to the extent provided by subsection (v) in the definition of Consolidated Capitalization; provided further, that notwithstanding the foregoing, such ET Entity shall be deemed a Material Subsidiary (to the extent otherwise meeting the requirements of a Material Subsidiary) for all purposes hereunder if the Borrower's ownership level (percentage or control) of such ET Entity increases above (and only for so long as it remains above) that existing on the Closing Date and, as a result, the Borrower is (but for only so long as it shall be) required to consolidate the assets of such ET Entity on its financial statements in accordance with GAAP.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions or has been obligated to make contributions during the last six years.

"National Prime Rate" means the per annum rate of interest identified as the prime rate in the "Money Rates" section of The Wall Street Journal. If such prime rate changes after the date of this Agreement, the National Prime Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower from time to time as of the effective date of each change in such prime rate. If The Wall Street Journal ceases publishing a prime rate or materially changes the criteria therefor, as reasonably determined by the Agent, "National Prime Rate" shall mean the rate of interest from time to time publicly announced by JPMorgan Chase Bank, N.A. or its successor, as its prime rate.

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders or all Lenders and (ii) has been approved by the Required Lenders.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"Non-Recourse Indebtedness" means Indebtedness of any Subsidiary (other than a Material Subsidiary) as to which (A) neither the Borrower nor any Material Subsidiary provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) neither the Borrower nor any Material Subsidiary is directly or indirectly liable as a guarantor or otherwise, (C) neither the Borrower nor any Material Subsidiary is the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower or any Material Subsidiary.

"Non-Use Fee" is defined in Section 2.5.2.

"Note" is defined in Section 2.13.

"Notice of Account Designation" is defined in Section 2.8.

"Obligations" means all Loans, fees, advances, debts, liabilities and obligations owing by the Borrower to the Agent, any Lender, any affiliate of any of the foregoing, or any Indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all principal, interest (including interest accruing after the filing of any bankruptcy or similar petition), charges, expenses, fees, attorneys' fees and disbursements, and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

"OG&E" means Oklahoma Gas and Electric Company, an Oklahoma corporation.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

"Outstanding Credit Exposure" means, as to any Lender at any time, the sum of the aggregate principal amount of its Revolving Loans and Term Loans outstanding at such time.

"Participant" is defined in Section 12.2.1.

"Participant Register" is defined in Section 12.2.4.

"Payment Date" means the last day of March, June, September and December and the Termination Date.

"Payment Recipient" is defined in Section 10.13.1.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section

412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

"Pricing Schedule" means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

"Property" of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.

"Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time or, if the Aggregate Commitment has been terminated (or the context otherwise requires), a fraction the numerator of which is such Lender's Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time.

"PTE" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Receivables Purchase Documents" means any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which the Borrower or any of its Subsidiaries, in their respective capacities as sellers or transferors of any accounts, payment intangibles, or other rights to receive future payments or credits, sell or transfer to SPVs all of their respective rights, title and interest in and to certain account receivables, payment entitlements or other receivables for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), or any replacement or substitution therefor.

"Receivables Purchase Facility" means any securitization facility made available to the Borrower or any of its Subsidiaries, pursuant to which accounts, payment intangibles or rights to receive future payments or credits of the Borrower or any of its Subsidiaries are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

"Recipient" means (a) the Agent and (b) any Lender, as applicable.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Relevant Governmental Body" means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

"Required Lenders" means Lenders in the aggregate having Commitments of greater than (a) 66.67% of the Aggregate Commitment in the event BOKF holds in excess of 35.00% of the aggregate amount of the Aggregate Commitment, or (b) 50.00% of the Aggregate Commitment in the event BOKF holds 35.00% or less of the Aggregate Commitment; provided that the Commitment of, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1.

"S&P" means Standard & Poor's Rating Service, a division of S&P Global Inc., and any successor thereto.

"Sanctioned Country" means at any time, a country or territory which is itself the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty's Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, including any agency of such Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, His Majesty's Treasury, or other relevant sanctions authority.

"SEC Reports" means (i) the Annual Reports on Form 10-K of the Borrower and OG&E for the fiscal year ended December 31, 2023, (ii) the Quarterly Report on Form 10-Q of the Borrower and OG&E for the fiscal quarter ended March 31, 2024, and (iii) the Current Reports on Form 8-K filed by the Borrower and OG&E after March 31, 2024, but prior to the Closing Date.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Advance" means an Advance (other than a Floating Rate Advance as to which the interest rate is determined by reference to Adjusted Term SOFR) which, except as otherwise provided in Section 2.11, bears interest at a rate determined by reference to Adjusted Term SOFR.

"SOFR Loan" means any Loan (other than a Floating Rate Loan as to which the interest rate is determined by reference to Adjusted Term SOFR) which, except as otherwise provided in Section 2.11, bears interest at a rate based on Adjusted Term SOFR.

"Specified Change" is defined in the term "Change in Law".

"SPV" means (a) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts and receivables in connection with and pursuant to Receivables Purchase Facility, (b) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in any project finance project, (c) a special purpose subsidiary of, or a trust formed by, the Borrower or a Subsidiary for the sole purpose of issuing Hybrid Equity Securities and which conducts no business other than the issuance of Hybrid Equity Securities and activities incidental thereto and (d) any special purpose entity formed to effect any issuance of Approved Cost Recovery Bonds.

"Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; provided that each ET Entity shall (unless otherwise elected by the Borrower) not be deemed a Subsidiary, other than for purposes of Section 6.10 (to the extent otherwise meeting the requirements of a Subsidiary) and inclusion of its attributable value to the extent provided by subsection (v) in the definition of Consolidated Capitalization; provided further, that notwithstanding the foregoing, any ET Entity shall be deemed a Subsidiary (to the extent otherwise meeting the requirements of a Subsidiary) for all purposes hereunder if the Borrower's ownership level (percentage or control) of such ET Entity increases above (and only for so long as it remains above) that existing on the Closing Date and, as a result, the Borrower is (but for only so long as it shall be) required to consolidate the assets of such ET Entity on its financial statements in accordance with GAAP.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 25% of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends such four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1.

"Term SOFR" means:

(a) For any calculation with respect to a SOFR Advance of SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Floating Rate Advance or Floating Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Floating Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator;

provided, however, that if as of 5:00 p.m. (Eastern time) on any Floating Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Floating Rate Term SOFR Determination Day.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Termination Date" means the earlier of (a) May 24, 2027, and (b) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.7 or Section 8.1.

"Transferee" is defined in Section 12.3.74.

"Trust Preferred Securities" means trust preferred securities issued by a trust established by the Borrower or any Subsidiary, along with any junior subordinated debt obligations of the Borrower or any such Subsidiary to such capital trust, so long as (i) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Termination Date, (ii) the obligations of the Borrower or such Subsidiary in respect thereof are subordinated and junior in right of payment to all unsecured and unsubordinated obligations of the Borrower for or in respect of borrowed money and (iii) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments.

"Type" means, with respect to any Advance, its nature as a Floring Rate Advance or a SOFR Advance and with respect to any Loan, its nature as a Floating Rate Loan or a SOFR Loan.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan's assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

"United States" means the United States of America.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

"Upfront Commitment Fee" is defined in Section 2.5.1.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.7, 2.8 and 2.9, in each case, such day is also a Business Day.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"Withholding Agent" means the Borrower and the Agent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2
Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (d) the word "will" shall be construed to have the same meaning and effect as the word "shall," (e) any reference herein to any Person shall be construed to include such Person's successors and assigns, (f) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (i) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including".
1.3
Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4
References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.5
Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.6
Reserved.
1.7
Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.8
Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.8, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

THE CREDITS
2.1
Commitment. Subject to the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, as applicable, from and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement to make Revolving Loans and Term Loans denominated in Dollars to the Borrower from time to time, in each case in an amount not to exceed in the aggregate at any one time outstanding of its Commitment; provided that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The commitment of each Lender to lend hereunder shall expire on the Termination Date.
2.2
Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnification obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.
2.3
Ratable Loans. Each Advance hereunder shall consist of Revolving Loans or Term Loans made from the several Lenders in accordance with their Pro Rata Share.

2.4
Advances. The Advances may be Floating Rate Advances or SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
2.5
Upfront Commitment Fee; Non-Use Fee.
2.5.1
Upfront Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender (subject, with respect to any Defaulting Lender, to the limitations set forth in Section 2.24.1(iii)) an upfront commitment fee (the "Upfront Commitment Fee") equal to 0.10% of such Lender's Commitment (whether used or unused).
2.5.2
Non-Use Fee. The Borrower agrees to pay to the Agent for the account of each Lender (subject, with respect to any Defaulting Lender, to the limitations set forth in Section 2.24.1(iii)) a fee (the "Non-Use Fee"), determined on a daily basis by applying a per annum rate equal to 0.20% to the net availability of the Aggregate Commitment for Revolving Loans as of such day. The Non-Use Fee shall be due and payable in arrears on or before thirty (30) days after the last day of each calendar quarter and on the Termination Date.
2.6
Minimum Amount of Each Advance. Each Advance of Revolving Loans shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof); provided that any Advance of Revolving Loans may be in the amount of the unused Aggregate Commitment. An Advance of the entire amount of the initial Aggregate Commitment for Term Loans shall be made as of the Closing Date.
2.7
Optional Principal Prepayments; Reductions in Aggregate Commitment. The Borrower may from time to time prepay, without penalty or premium, all outstanding Advances on the Revolving Loans, or any portion thereof in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof (or, if less, the then remaining outstanding principal balance thereof), on any Business Day upon notice to the Agent by no later than 11:00 a.m. on the date of such prepayment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Termination Date. The Borrower may from time to time prepay, without penalty or premium, all outstanding Advances on the Term Loans, or any portion thereof in increments of $5,000,000, on any Business Day upon notice to the Agent by no later than 11:00 a.m. two Business Days prior to the date of such prepayment; provided, however, any such prepayment of the Term Loans shall cause a reduction in the Aggregate Commitment for Revolving Loans in an amount equal to the amount of the prepayment of the Term Loans.
2.8
Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each SOFR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (x) on the Borrowing Date of each Floating Rate Advance and (y) three (3) U.S. Governments Securities Business Days before the Borrowing Date for each SOFR Advance, specifying:

2.8.1
the Borrowing Date, which shall be a Business Day, of such Advance,
2.8.2
the aggregate amount of such Advance,
2.8.3
the Type of Advance selected, and
2.8.4
in the case of each SOFR Advance, the Interest Period applicable thereto.

Not later than noon on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Oklahoma City, Oklahoma to the Agent at its address specified pursuant to Article XIII. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such borrowing is on the Closing Date, Section 4.1), the Agent will promptly make the funds so received from the Lenders available to the Borrower. The Borrower hereby irrevocably authorizes the Agent to disburse the funds so received from the Lenders by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice of account designation in a form supplied by the Agent (a “Notice of Account Designation”) delivered by the Borrower to the Agent or as may be otherwise agreed upon by the Borrower and the Agent from time to time.

2.9
Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into SOFR Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each SOFR Advance shall continue as a SOFR Advance until the end of the then applicable Interest Period therefor, at which time such SOFR Advance shall be automatically converted into a Floating Rate Advance unless (x) such SOFR Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such SOFR Advance continue as a SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a SOFR Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a SOFR Advance or continuation of a SOFR Advance not later than 11:00 a.m. on the third U.S. Government Securities Business Day prior to the date of the requested conversion or continuation, specifying:
2.9.1
the required date, which shall be a Business Day, of such conversion or continuation,
2.9.2
the aggregate amount and Type of the Advance which is to be converted or continued, and
2.9.3
the duration of the Interest Period applicable thereto.
2.10
Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a SOFR Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a SOFR Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each SOFR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such SOFR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the scheduled Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a SOFR Advance prior to the last day of the applicable Interest Period in order to make a mandatory prepayment required pursuant to the last sentence of Section 2.2.
2.11
Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, upon the occurrence and during the continuance of a Default or Unmatured Default, the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a SOFR Advance. If all or a portion of (a) the principal amount of any Loan, (b) any interest payable thereon, or (c) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, after giving effect to any applicable grace period therefor, bear interest, payable from time to time on demand, at a rate per annum equal to the rate otherwise applicable to such overdue amount plus 2% per annum, in each case from the date such overdue amount was first due until such amount is paid in full. Interest shall continue to accrue as provided in this Section 2.11 on the overdue Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
2.12
Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, by noon on the date when due and shall be applied ratably (except as otherwise specifically required hereunder) by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII.
2.13
Notes. The obligation of the Borrower to repay the aggregate amount of all Advances shall be evidenced by promissory notes (the "Notes") in substantially the forms of Exhibits C-1 and C-2 for Revolving Loans and Term Loans, respectively, made by the Borrower payable to the order of each Lender with appropriate insertions. The Loans evidenced by such

Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein.
2.14
Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.
2.15
Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a SOFR Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the SOFR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each SOFR Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances when the Alternate Base Rate is determined by the National Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. All other computations of interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. Except as set forth in the second proviso to the definition of “Interest Period,” if any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.
2.16
Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the Borrower and each Lender of the interest rate applicable to each SOFR Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.
2.17
Reserved.

2.18
Non‑Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the time which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the daily average Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.19
Replacement of Lender. If (w) any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined, which would eliminate any further claims for such indemnity or compensation, (x) any Lender is a Defaulting Lender or a Non-Consenting Lender, or (y) any Lender’s obligation to make or to convert or continue outstanding Loans or Advances as SOFR Loans or SOFR Advances has been suspended pursuant to Section 3.3, and, in each such case, such Lender has declined, which would eliminate any further suspension, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3 (which for the avoidance of doubt shall not include the consent of the affected Lender)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)
the Agent shall have received the assignment fee specified in Section 12.3.3 unless waived by the Agent;
(ii)
such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including (other than with respect to any Defaulting Lender) any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)
in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter or (y) a suspension under Section 3.3, such assignment shall be made to a Lender or Eligible Assignee which is not subject to such a suspension;
(iv)
such assignment does not conflict with Applicable Law; and
(v)
in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

2.20
Reserved.
2.21
Reserved.
2.22
Increase of Aggregate Commitment.
2.22.1
At any time subsequent to the Closing Date and prior to the Termination Date, the Borrower shall have the right to request, in consultation with the Agent, and effectuate increases in the Aggregate Commitment without the consent of any Lender other than a Lender that is increasing its Commitment in connection with such request, which such Lender can be an existing Lender or a New Lender that is an Eligible Assignee, and in the case such request is made to any new Lender and the Agent (which consent in the case of the Agent, shall not be unreasonably withheld or delayed); provided that (A) no Lender shall have any obligation to increase its Commitment, (B) unless the Agent otherwise consents, each such requested increase shall be in a minimum principal amount of $5,000,000 or, if less, the remaining amount permitted pursuant to clause (C) below, (C) in no event shall the aggregate amount of all such increases result in the Aggregate Commitment exceeding $155,000,000, (D) as of the date of such proposed increase, no Default or Unmatured Default shall have occurred and be continuing or would result from the proposed increase and (E) the Borrower shall have obtained all necessary corporate authorizations and governmental approvals in order to effect such increase.
2.22.2
The Agent shall promptly give notice of such requested increase to the Lenders. Each Lender shall notify the Agent within ten (10) Business Days (or such longer period of time which may be agreed upon by the Agent and the Borrower and communicated to the Lenders) from the date of delivery of such notice to the Lenders whether or not it agrees to increase its Commitment and, if so, by what amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Agent shall notify the Borrower of the Lenders' responses to each request made hereunder. The Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in the form attached hereto as Exhibit D.
2.22.3
The Aggregate Outstanding Credit Exposure will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Pro Rata Shares (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation).
2.23
Reserved.
2.24
Defaulting Lenders.
2.24.1
Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)
Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)
Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so requested by the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Aggregate Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.24.1(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)
Certain Fees. No Defaulting Lender shall be entitled to receive (and the Borrower shall not be obligated to pay for the account of any such Defaulting Lender) a Non-Use Fee for any period during which that Lender is a Defaulting Lender.
2.24.2
Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Aggregate Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
2.25
Obligations of Lenders.
2.25.1
Funding by Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to the proposed time of any borrowing that such Lender will not make available to the Agent such Lender's share of such Advance, the Agent may assume that such Lender has made such share available on such date in accordance with the terms hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Agent, then the amount so paid shall constitute such Lender's Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.
2.25.2
Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of any Advance requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Advance available on the Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Advance available on the Borrowing Date.

2.26 Reserved.

2.27 Reserved.

ARTICLE III

YIELD PROTECTION; TAXES
3.1
Yield Protection.
3.1.1
Increased Costs Generally. If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than Taxes measured by the overall capital or net worth of such Recipient) and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be required to pay any such amounts to any Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

3.1.2
Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's or holding company for any such reduction suffered; provided that the Borrower shall not be required to pay any such amounts to any Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.
3.1.3
Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.2
Changed Circumstances Affecting Benchmark Availability. Subject to Section 3.8, in connection with any request for a SOFR Loan (or a Floating Rate Loan as to which the interest rate is determined with reference to Term SOFR) or a conversion or continuation thereof, if for any reason (i) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Advance (or a Floating Rate Advance as to which the interest rate is determined with reference to Term SOFR) or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for the applicable Interest Period, and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Agent, then the Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by Agent to Borrower, (A) any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to convert any Loan or continue any Loan as a SOFR Advance, shall be suspended (to the extent of the affected SOFR Advances or the Affected Interest Periods, as applicable) until the Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a SOFR Advances (to the extent of the affected SOFR Advances or the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Advances in the amount specified therein and (B) any outstanding affected SOFR Advances will be deemed to have been converted into Floating Rate Advances at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.
3.3
Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to honor its obligations hereunder to make or maintain any SOFR Advances, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, such Lender shall promptly give notice thereof to the Agent and Agent shall promptly give notice to Borrower and the other Lenders (an "Illegality Notice"). Thereafter, until each affected Lender notifies the Agent and the Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of Lenders to make SOFR Loans, and the right of Borrower to convert any portion of a Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Agent shall compute the Alternate Base Rate without reference to subsection (c) of the definition of "Alternate Base Rate". Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Advances to Floating Rate Advances (in each case, if necessary to avoid such illegality, Agent shall compute the Alternate Base Rate without reference to subsection (c) of the definition of "Alternate Base Rate"), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Advances to such day. Upon any such prepayment or conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.4.
3.4
Funding Indemnification. If (i) any payment of a SOFR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (ii) a SOFR Advance is not made on the date specified by the Borrower in a Borrowing Notice or a Conversion/Continuation Notice for any reason other than default by the Lenders, or (iii) a SOFR Advance is not prepaid on the date specified by the Borrower pursuant to Section 2.7 for any reason, then, except (a) as otherwise provided in this Agreement or (b) if arising in connection with a Lender becoming a Defaulting Lender or the replacement of such Lender pursuant to Section 2.19, for any such amounts that would be owing to such Lender, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such SOFR Advance but excluding the Applicable Margin expected to be received by such Lender during the remainder of such Interest Period.
3.5
Taxes.
3.5.1
Reserved.
3.5.2
Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.5.3
Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
3.5.4
Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
3.5.5
Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.5.5.
3.5.6
Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
3.5.7
Status of Lenders.
(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.5.7(ii)(A)

and 3.5.7(ii)(B) below) shall not be required if in such applicable Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)
Without limiting the generality of the foregoing,
(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and
(B)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

3.5.8
Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
3.5.9
Survival. Each party's obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6
Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall (unless the subject of a good faith dispute by the Borrower) be payable within fifteen (15) days after demand and receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7
Reserved.
3.8
Benchmark Replacement Setting.
(i)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Oklahoma City, Oklahoma time) on the fifth Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.8(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)
Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(iv). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8(c).
(iv)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)
Benchmark Unavailability Period. Upon Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending Request for SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a Request for Advances of or conversion to Floating Rate Advances. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE IV

CONDITIONS PRECEDENT
4.1
Initial Advances. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Advances hereunder shall be subject to the satisfaction of the following conditions precedent and, if applicable, the delivery by the Borrower to the Agent of sufficient copies for the Lenders of:
4.1.1
Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
4.1.2
Copies, certified by the secretary or assistant secretary of the Borrower, of its by‑laws and of its board of directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.
4.1.3
An incumbency certificate, executed by the secretary or assistant secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
4.1.4
A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated herein and therein to occur on the Closing Date, (a) no Default or Unmatured Default has occurred and is continuing and (b) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of the date made (except to the extent such representations and warranties expressly speak to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such earlier date).
4.1.5
Reserved.
4.1.6
A counterpart of this Agreement duly executed by the Borrower, together with duly executed Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

4.1.7
Reserved.
4.1.8
To the extent any Advances of Revolving Loans are requested to be made on the Closing Date, the Agent shall have received a Borrowing Notice duly executed by the Borrower, together with an Account Designation Letter.
4.1.9
Borrower shall have provided to the Agent and the Lenders, at least 5 Business Days prior to the Closing Date or such later date reasonably acceptable to the Agent, all documentation and other information required by Governmental Authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.
4.1.10
The Borrower shall have paid (A) to the Agent and the Lenders the Upfront Commitment Fee and the fees set forth or referenced in Section 10.9 and (B) all invoiced fees, charges and disbursements of counsel to the Agent (directly to such counsel if requested by the Agent) to the extent accrued and unpaid prior to or on the Closing Date in accordance with Section 9.6.
4.1.11
The Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

The Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2
Each Advance. The Lenders shall not be required to make any Advance (including the initial Advances hereunder) unless on the applicable date of Advance:
4.2.1
There exists no Default or Unmatured Default.
4.2.2
The representations and warranties contained in Article V are true and correct in all material respects (or, if qualified as to materiality, in all respects) as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such earlier date.

Each Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1 and 4.2.2 have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1
Existence and Standing. Each of the Borrower and its Material Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction where the conduct of its business would require such qualification, except where the failure to be in good standing or have such authority could not reasonably be expected to have a Material Adverse Effect.
5.2
Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents (as in effect on the date that this representation is made or deemed made) and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents (as in effect on the date that this representation is made or deemed made) and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought at equity or in law).
5.3
No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate or conflict with the Borrower's or any Material Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by‑laws, or operating or other management agreement, as the case may be, or (ii)(a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (b) contravene or conflict with the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violations, contraventions, conflicts or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or, in the case of any such Lien, except for any such Lien which is not prohibited hereby. No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations thereunder or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4
Financial Statements. The annual consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1.1 were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the year then ended.
5.5
Material Adverse Change. On and as of the Closing Date, since December 31, 2023, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Agent prior to the Closing Date and set forth on Schedule 3, there has been no change in the business, Property, financial condition, or results of operations of the Borrower and its Subsidiaries, on a consolidated basis, which could reasonably be expected to have a Material Adverse Effect.
5.6
Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower, or to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (a) is a Sanctioned Person or is currently the subject or target of any Sanctions or (b) has taken any action that would result in a violation by such Persons of any Anti-Corruption Laws.
5.7
Litigation. On and as of the Closing Date, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Agent prior to the Closing Date and set forth on Schedule 4, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the initial Advance.
5.8
Subsidiaries. Schedule 1 contains an accurate list of all Material Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.
5.9
Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation U or Regulation X.

5.10
Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1
Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Agent:
6.1.1
Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by an audit report, consistent with the requirements of the Securities and Exchange Commission, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders.
6.1.2
Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by the chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates, subject to normal year-end adjustments and the absence of footnotes.
6.1.3
Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit A signed by an Authorized Officer showing the calculations necessary to determine compliance with Sections 6.10(v) (if applicable) and 6.14 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
6.1.4
Reserved.
6.1.5
As soon as possible and in any event within ten (10) days after an Authorized Officer knows that any Reportable Event has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
6.1.6
From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.
6.1.7
Promptly upon the filing thereof, copies of all registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvestment plan, shareholder purchase plan or employee benefit plan) and reports on form 10-K, 10-Q or 8-K (or their equivalents) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
6.1.8
Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable "know your customer" and Anti-Money Laundering rules and regulations (including the Act) and under the Beneficial Ownership Regulation, including a Beneficial Ownership Certification, as from time to time reasonably requested by the Agent or any Lender.

Information required to be delivered pursuant to these Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower's SyndTrak Online site or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.1.3 and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower's SyndTrak Online site or such other website and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 to any Lender which requests such delivery.

6.2
Use of Proceeds. The Borrower will use the proceeds of the Loans to refinance existing indebtedness and for working capital and general corporate purposes of the Borrower and its Subsidiaries, including use of proceeds of the Revolving Loans for commercial paper liquidity support, acquisitions and distributions. The Borrower will not request any Advances hereunder, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advances hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.3
Notice of Default. The Borrower will deliver to the Agent within five (5) days after any Authorized Officer with responsibility relating thereto obtains knowledge of any Default or Unmatured Default and, if such Default or Unmatured Default is then continuing, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
6.4
Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 6.4 shall prohibit (i) any transaction permitted pursuant to Section 6.10 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary which could not reasonably be expected to result in a Material Adverse Effect.
6.5
Taxes. The Borrower will, and will cause each Material Subsidiary to file all United States federal tax returns and all other material tax returns which are required to be filed, except where the failure to file such tax returns could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each Material Subsidiary to, pay when due all Taxes upon it or its income, profits or Property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.
6.6
Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent upon request full information as to the insurance carried.
6.7
Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply in all material respects with all laws, statutes, rules, regulations, orders, writs, judgments, injunctions, restrictions, decrees or awards of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property to which it may be subject including all Environmental Laws and all Applicable Laws involving transactions with, investments in or payments to Sanctioned Persons or Sanctioned Entities, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.
6.8
Maintenance of Properties. Subject to Section 6.10, the Borrower will, and will cause each Material Subsidiary to keep its Property necessary and material to the operation of its business in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.9
Inspection; Keeping of Books and Records. The Borrower will, and will cause each Material Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property (subject to such physical security requirements as the Borrower or the applicable Subsidiary may reasonably require), to examine and make copies of the books of accounts and other financial records of the Borrower and each Material Subsidiary (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section), and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Agent or any Lender may designate; provided that with the exception of any such visit or inspection conducted during the continuance of a Default, such visits and inspections may be conducted no more frequently (in the aggregate among the Agent and the Lenders) than once in any twelve month period. The Borrower shall keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries shall be made of all dealings and transactions in relation to their respective businesses and activities in sufficient detail as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.
6.10
Fundamental Changes. The Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets (as used herein, including capital stock and/or other ownership interest) (collectively, "Disposition"), except, that (i) a Material Subsidiary may merge into the Borrower or another Material Subsidiary or any other Person (other than the Borrower) if after giving effect thereto such Person becomes a Material Subsidiary, (ii) the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) after giving effect thereto, no Default shall have occurred and be continuing, (iii) Dispositions may be made to the Borrower or a Material Subsidiary (or a party that concurrently therewith will become a Material Subsidiary), (iv) Dispositions may be made by a Material Subsidiary to another Person that concurrently therewith will become a Material Subsidiary, (v) Dispositions may be made of all or any portion of the assets or capital stock of (or other ownership interest in) any ET Entity, or any ET Entity may merge or consolidate with any Person, (vi) Dispositions of accounts and receivables (and other related assets) pursuant to a Receivables Purchase Facility, (vii) Dispositions of Designated Charges and other related assets in connection with the issuance of any Approved Cost Recovery Bonds and (viii) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.10; provided that (x) at the time of such Disposition, no Default shall exist or would result from such Disposition (after giving effect to this clause (viii)) and (y) the aggregate book value of all property disposed of in reliance on this clause (viii) from and after the Closing Date shall not exceed 15% of the greater of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, (x) as shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2020 and (y) as shown on the annual consolidated balance sheet of the Borrower and its Subsidiaries as of December 31 of the year ending (after December 31, 2020) immediately prior to such disposition; provided, however, that any Disposition pursuant to this clause (viii) shall be for fair market value as determined in good faith by the applicable board of directors or other governing body. No such Dispositions of the types described in clauses (i)-(viii) of the previous sentence shall in any event be prohibited under this Section 6.10, nor shall any Disposition permitted pursuant to clauses (i) through (viii) above be considered in any determination as to whether any other single or series of Dispositions constituted a sale by the Borrower or any Material Subsidiary of all or substantially all of its assets; provided that when evaluating whether a Disposition (other than a Disposition permitted pursuant to clauses (i)-(viii) above) constitutes a Disposition of all or substantially all of the assets of such Person, such determination shall be made on the basis of the relevant assets of such Person and its subsidiaries making such Disposition, excluding for such purpose, such Person's interests, if any, in the equity or assets of the ET Entities (as if such interests in such equity or assets had never been owned by such Person).
6.11
Reserved.
6.12
Liens. The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries, except:
6.12.1
Liens for Taxes on its Property (i) not yet due or delinquent (after giving effect to any applicable grace period) or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP.
6.12.2
Liens imposed by law, such as landlords', carriers', warehousemen's, materialmen's, interest owner's of oil and gas production and mechanics' liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.
6.12.3
Liens, including Liens imposed by Environmental Laws, which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding (x) collectively, with respect to the Borrower and OG&E and their Material Subsidiaries (other than the ET Entities), $100,000,000 and (y) $50,000,000 with respect to the ET Entities, in each case at any time at which Investment Grade Status does not exist and (iii) do not in the aggregate materially detract from the value of its assets (other than to the extent of such Lien) or materially impair the use thereof in the operation of its business.
6.12.4
Liens arising out of pledges or deposits, surety bonds or performance bonds, in each case relating to or under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
6.12.5
Liens existing on the date hereof and described in Schedule 2.

6.12.6
Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.
6.12.7
Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or arising as a result of progress payments under government contracts, in each case incurred in the ordinary course of business.
6.12.8
Easements (including reciprocal easement agreements and utility agreements), reservations, rights-of-way, covenants, consents, reservations, encroachments, variations, charges, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.
6.12.9
Liens existing on property or assets at the time of acquisition thereof by the Borrower or a Subsidiary; provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).
6.12.10
Liens existing on property or assets of a Person which is merged or consolidated with or into the Borrower or any Subsidiary, or otherwise becomes a Subsidiary; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets of the Borrower or any of its Subsidiary (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).
6.12.11
Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority which do not result in a Default.
6.12.12
Leases and subleases of real property owned or leased by the Borrower or any Subsidiary not materially interfering with the ordinary conduct of the business of the Borrower and the Subsidiaries.
6.12.13
Liens securing Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Subsidiaries incurred to finance the acquisition, repair, construction, development or improvement of fixed or capital assets; provided that such Liens shall be created substantially simultaneously with or within 12 months of the acquisition or completion of repair, construction, development or improvement of such fixed or capital assets.
6.12.14
Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of the repair, construction, development or improvement of any fixed or capital assets; provided that such Liens shall be created substantially simultaneously with or within 12 months of the acquisition or completion of repair, construction, development or improvement of such fixed or capital assets.
6.12.15
Liens securing Indebtedness of the Borrower to a Subsidiary or of a Subsidiary to the Borrower or another Subsidiary.
6.12.16
Liens arising in connection with a Receivables Purchase Facility.
6.12.17
Liens created or assumed by the Borrower or a Subsidiary on any contract for the sale of any product or service or any proceeds therefrom (including accounts and other receivables) or related to the operation or use of any acquired property and created not later than 18 months after the later of the date such acquisition or the commencement of full operation of such property.
6.12.18
Liens created by a Subsidiary on advance payment obligations by such Subsidiary to secure indebtedness incurred to finance advances for oil, gas hydrocarbon and other mineral exploration and development.
6.12.19
Cash collateral and other Liens securing obligations of any Subsidiary incurred in the ordinary course of its energy marketing business.
6.12.20
Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.
6.12.21
Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction.
6.12.22
Renewals, extensions and replacements of the Liens permitted under Sections 6.12.5, 6.12.9, 6.12.10, 6.12.13, 6.12.14, 6.12.17 and 6.12.18; provided that no such Lien shall as a result thereof cover any additional assets (other than additions thereto and property in replacement or substitution thereof).
6.12.23
Reserved.

6.12.24
Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enter into any swap, forward, future or derivative transaction or option or similar agreement or any credit support therefor, in each case, for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated.
6.12.25
Liens on applicable Designated Charges securing Approved Cost Recovery Bonds.
6.12.26
Liens not described in or otherwise permitted by Sections 6.12.1 through 6.12.25, inclusive, securing Indebtedness or other obligations of the Borrower (other than Indebtedness or other obligations of the Borrower owed to any Subsidiary) and/or securing Indebtedness or other obligations of the Borrower's Subsidiaries (other than Indebtedness or other obligations of any Subsidiary owed to the Borrower or any other Subsidiary), in an aggregate outstanding amount not to exceed ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries at the time of such incurrence.
6.13
Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Subsidiaries) except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than the Borrower or such Material Subsidiary would obtain in a comparable arms‑length transaction; provided that this Section 6.13 shall not prohibit (i) dividends on or other distributions on account of any class of stock of the Borrower or any Subsidiary, (ii) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of any such regulatory body, or (iii) arrangements among Affiliates relating to employment, administrative, IT or management services authorized by the Borrower's or such Material Subsidiary's organizational documents or board of directors or other governing body (or committee thereof).
6.14
Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization to be greater than 0.70 to 1.0.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1
Any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be incorrect or untrue in any material respect when made or deemed made.

7.2
Nonpayment of (i) principal of any Loan when due, (ii) interest upon any Loan or of any fee under any of the Loan Documents within five (5) Business Days after the same becomes due or (iii) any other obligation or liability under this Agreement or any other Loan Document within thirty (30) days after the same becomes due.
7.3
The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 (provided that such Default shall be deemed automatically cured or waived upon the delivery of such notice or the cure or waiver of the related Unmatured Default or Default, as applicable), 6.4 (with respect to the Borrower's or any Material Subsidiary's existence), 6.10, 6.12, 6.13 or 6.14.
7.4
The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice is given to the Borrower by the Agent or any Lender.
7.5
(i) Failure of the Borrower or any of its Material Subsidiaries to pay when due (after any applicable grace period) any Material Indebtedness; (ii) the Borrower or any Material Subsidiary shall default (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Material Subsidiary not prohibited pursuant to this Agreement; or (iii) the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6
The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (v) fail to contest within the applicable time period any appointment or proceeding described in Section 7.7.
7.7
Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8
A judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of forty-five (45) days.
7.9
The Unfunded Liabilities of all Single Employer Plans could in the aggregate reasonably be expected to result in a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.
7.10
Any Change in Control shall occur.
7.11
The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to result in a Material Adverse Effect.
7.12
The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, if such termination could reasonably be expected to result in a Material Adverse Effect.
7.13
Any material portion of this Agreement or any Note shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any such Loan Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1
Acceleration/Remedies.
8.1.1
(i) If any Default occurs, the Agent, upon the request of the Required Lenders, shall, or with the consent of the Required Lenders, may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
(ii)
If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required

Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.1.2
In the event that the Obligations have been accelerated pursuant to Section 8.1.1, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

FIRST, to the payment of all fees, reasonable out of pocket costs and expenses (including reasonable attorneys' fees) of the Agent in its capacity as such;

SECOND, to the payment of all fees, reasonable out of pocket costs and expenses (including reasonable attorneys' fees) of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause "SECOND" owing to them;

THIRD, to the payment of all accrued interest on the Loans, ratably among the Lenders;

FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among the Lenders;

FIFTH, to all other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

8.2
Amendments. Except as set forth below or as specifically provided in any Loan Document, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:
8.2.1
Except as specifically provided in this Agreement, extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver or rescission of the application of the default rate of interest pursuant to Section 2.11 or an acceleration pursuant to Section 8.1).

8.2.2
Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters, or amend the definition of "Pro Rata Share".
8.2.3
Except as specifically provided in this Agreement, (i) extend the Termination Date, or (ii) reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or (iii) permit the Borrower to assign its rights or obligations under this Agreement.
8.2.4
Amend this Section 8.2 or Section 7.2, 8.1.2 or 9.6 or Article XI.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. For the avoidance of doubt, any separate fee letters may be amended by the parties thereto without the consent of any other party.

8.3
Preservation of Rights. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Default. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations (other than contingent indemnification obligations) have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1
Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

9.2
Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3
Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4
Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 10.9 which shall survive and remain in full force and effect during the term of this Agreement.
9.5
Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.6
Expenses; Indemnification.
9.6.1
The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out‑of‑pocket expenses (including reasonable fees and time charges of attorneys and paralegals for the Agent, which attorneys may be employees of the Agent, but limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all such parties (taken as a whole) and, if reasonably necessary, a single local counsel for all such parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified parties similarly situated (taken as a whole) and reasonable expenses of and fees for other advisors and professionals engaged by the Agent) paid or incurred by the Agent in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out‑of‑pocket expenses (including attorneys' and paralegals' fees and time charges and expenses of attorneys and paralegals for the Agent and the Lenders, which attorneys and paralegals may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents.

9.6.2
The Borrower hereby further agrees to indemnify the Agent, each Lender, their respective affiliates, and each of their directors, officers and employees (each such Person being called an "Indemnitee") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto, and all reasonable attorneys' and paralegals' fees, reasonable time charges and reasonable expenses of attorneys and paralegals of such Indemnitee, which attorneys and paralegals may or may not be employees of such Indemnitee, but limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified parties (taken as a whole) and, if reasonably necessary, a single local counsel for all indemnified parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified parties similarly situated and taken as whole) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent such losses, claims, damages, penalties, judgments, liabilities or expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or material breach of this Agreement by such Indemnitee or (2) result from a claim not involving an act or omission by the Borrower or any of its Affiliates or its Affiliates' officers, directors, employees or equityholders (other than subject to clause (1) of this proviso) that is brought by an Indemnitee against any other Indemnitee (other than any action, suit or claim against the Agent in its capacity as such). The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. In no event shall this clause (ii) operate to expand the obligations of the Borrower under the first sentence of clause (i) above to require the Borrower to reimburse or indemnify the Lenders for any amounts of the type described therein.
9.7
Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.
9.8
Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.
9.9
Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10
Nonliability; Waiver of Consequential Damages. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (i) the relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender, (ii) neither the Agent nor any Lender shall have any advisory, agency, or fiduciary responsibilities to the Borrower, (iii) the facilities provided for hereunder and any related arranging or other services in connection therewith are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (iv) in connection with the process leading to such transaction, each of the Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (v) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (vi) the Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence, willful misconduct or material breach of this Agreement by the party from which recovery is sought. Each party hereto agrees that no other party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Person in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that this waiver shall in no way limit the Borrower's indemnification obligations in Section 9.6.2 to the extent of any third-party claim for any of the foregoing.
9.11
Confidentiality. Each of the Agent and the Lenders agrees that any Information (as defined below) delivered or made available to it shall (i) be kept confidential, (ii) be used solely in connection with evaluating, approving, structuring, administering or enforcing the credit facility contemplated hereby and (iii) not be provided to any other Person; provided that nothing in clauses (i) and (iii) above shall prevent the Agent or any Lender from disclosing such information (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives in connection herewith (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, its Affiliates or any of the foregoing's, employees, officers, equityholders, directors, attorneys, partners or agents and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any) or (j) to governmental regulatory authorities in connection with any regulatory examination of the Agent or any Lender or in accordance with the Agent's or any Lender's regulatory compliance policy if the Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Agent or such Lender or any of its subsidiaries or affiliates; provided that in the case of any disclosure made pursuant to clause (b), (c) or (j), the disclosing party shall (to the extent practicable and to the extent legally permitted to do so) notify the Borrower thereof sufficiently in advance thereof to permit the Borrower to contest the need for or to limit the scope of such disclosure. For purposes of this Section, "Information" means all information received from the Borrower (including, for all purposes of this definition, any of its Affiliates or any of their respective officers, directors, employees, equityholders, partners or agents) relating to the Borrower or any Affiliate thereof or any of their respective businesses, assets, properties, operations, products, results or condition (financial or otherwise) other than (i) any such information that is received by the Agent or any Lender from a source other than the Borrower and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any), (ii) information that is publicly available other than as a result of the breach of a duty of confidentiality by such Person or its Related Parties or by another Person known by any of the foregoing to be subject to such a duty of confidentiality, (iii) information already known to or, other than information described in clause (i) above, in the possession of the Agent or any Lender prior to its disclosure by the Borrower, or (iv) information that is independently developed, discovered or arrived at by the Agent or any Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such

Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.12
Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such "plan assets" under ERISA.
9.13
Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Advances provided for herein.
9.14
Disclosure. The Borrower and each Lender hereby acknowledge and agree that BOKF and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.15
USA Patriot Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
9.16
Reserved.
9.17
Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and, each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)
In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ii)
As used in this Section 9.17, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following:

(A)
a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)
a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)
a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X

THE AGENT

10.1
Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints BOKF to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
10.2
Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
10.3
Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates:
10.3.1
shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
10.3.2
shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and
10.3.3
shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) as to any Lender, with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2) or (ii) in the absence of its own gross negligence, willful misconduct or material breach of this Agreement as determined by a court of competent jurisdiction by final nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Agent by the Borrower or a Lender.

Neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

10.4
Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5
Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents selected and appointed by the Agent with reasonable care. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced hereby as well as activities as Agent.
10.6
Resignation of Agent. The Agent may at any time give not less than 45 days' prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and so long as no Default shall have occurred and be continuing, subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed), to appoint a successor from among the Lenders, which shall be a bank with an office in the United States having capital and retained earnings of at least $100,000,000 or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
10.7
Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8
No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Arranger, or Bookrunner listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, or a Lender hereunder.
10.9
Agent Fees. The Borrower agrees to pay to the Agent the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement between the Borrower and the Agent dated on or about June 26, 2024, or as otherwise agreed from time to time.
10.10
Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent and any other Indemnitee related to any of the foregoing, ratably in proportion to the Lenders' Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Outstanding Credit Exposure) for any amounts not reimbursed by the Borrower (i) for which the Agent or any other Indemnitee related to any of the foregoing is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or any other Indemnitee related to any of the foregoing in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent or any other Indemnitee related to any of the foregoing in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct, or material breach of this Agreement by the party seeking indemnification. The obligations of the Lenders under this Section 10.10 shall survive payment of the Obligations and termination of this Agreement.
10.11
Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Lenders hereby agree that the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise for and on behalf of the Lenders:
10.11.1
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.5, 9.6 and 10.9) allowed in such judicial proceeding; and
10.11.2
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.5, 9.6 and 10.9.

10.12
Certain ERISA Matters.
10.12.1
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)
such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;
(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)
(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)
such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
10.12.2
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.13
Erroneous Payments.
10.13.1
Each Lender and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a "Payment Recipient") that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.13.1, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
10.13.2
Without limiting Section 10.13.1, each Payment Recipient agrees that, in the case of clause (ii) of Section 10.13.1, it shall promptly notify the Agent in writing of such occurrence.
10.13.3
In the case of either clause (i) or (ii) of Section 10.13.1, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
10.13.4
In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with Section 10.13.3, from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of the Agent and upon the Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Agent or, at the option of the Agent, the Agent's applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments), the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this Section 10.13.4 shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.1 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
10.13.5
Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the

Agent under this Section 10.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time erroneously credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
10.13.6
Each party's obligations under this Section 10.13 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
10.13.7
Nothing in this Section 10.13 will constitute a waiver or release of any claim of the Agent hereunder arising from any Payment Recipient's receipt of an Erroneous Payment.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1
Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, from and after the date that the Obligations have been accelerated pursuant to Section 8.1.1 (and for so long as such acceleration has not been rescinded by the Required Lenders), any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.2
Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to

Sections 3.1 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1
Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat each Lender which made any Advance or which holds any Note as the owner thereof for all purposes hereof unless and until such Lender complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Lender which made any Advance or which holds any Note to direct payments relating to such Advance or Note to another Person. Any assignee of the rights to any Advance or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Lender, who at the time of making such request or giving such authority or consent is the owner of the rights to any Advance (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Advance.

12.2
Participations.
12.2.1
Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, the Borrower or Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower's Affiliates or Subsidiaries or, unless a Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement and the other Loan Documents, if any, shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents and all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interest and (iv) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to its Participant(s).
12.2.2
Voting Rights. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement other than any amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.
12.2.3
Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5.7 (it being understood that the documentation required under Section 3.5.7 shall be delivered to the participating Lender who shall deliver such documentation to the Borrower and the Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use commercially reasonable efforts to require such Participant comply with the provisions of Section 2.19 as if it were a Lender and to cooperate with the Borrower in enforcing such provisions against such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender.
12.2.4
Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
12.3
Assignments.
12.3.1
Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $1,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment. Each partial assignment made by a Lender shall be made as an assignment of a proportionate part of all of such Lender's rights and obligations under this Agreement with respect to the Loans and Commitments assigned.
12.3.2
Consents. The consent of the Agent shall be required prior to an assignment becoming effective; provided that the consent of the Agent shall not be required for any assignment to a Person that is a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender. The consent of the Borrower shall be required prior to an assignment becoming effective unless (i) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) a Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within fifteen (15) days after having received notice thereof. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.
12.3.3
Effect; Effective Date. Upon (i) delivery to the Agent of an assignment pursuant to Section 12.3.1, together with any consents required by Section 12.3.2, (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent) and (iii) the documents required by Section 3.5, such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that no assignment by a Defaulting Lender will constitute or effect a waiver or release of any claim of any party arising from such Lender being a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or if the Aggregate Commitment has been terminated, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.
12.3.4
Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity),

shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
12.3.5
No Assignment to Certain Persons.
(i)
No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) unless a Default has occurred and is continuing, (x) any Person (other than a Lender) designated by the Borrower as a "Disqualified Lender" by written notice delivered to the Agent on or prior to the Closing Date, (y) any Person that is a competitor of the Borrower or any of its Subsidiaries, which Person is designated by the Borrower as a "Disqualified Lender" by written notice to the Agent, such designation to be effective three Business Days after the date such written notice is received, and (z) any Affiliate of any person described in clause (x) or competitor described in clause (y) that is identified by the Borrower to the Agent in writing within the above-prescribed time limits or reasonably identifiable solely by name as an Affiliate of such Person; provided that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or its controlling owner and for which no personnel involved with the competitive activities of such competitor or controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries shall be deemed not to be a competitor of the Borrower or any of its Subsidiaries.
(ii)
If any assignment or participation under this Section 12.3 is made to any Disqualified Lender without the Borrower's prior written consent or deemed consent, then, such assignment shall not be null and void, but the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender, (B) require that such Disqualified Lender assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.3), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees, and/or (C) if the Disqualified Lender is unable to assign the loan, such Disqualified Lender may remain a Lender, but will have no voting or information rights under the Credit Agreement; provided that in the case of clause (B), the relevant assignment shall otherwise comply with this Section 12.3 (except that no registration and processing fee required under this Section 12.3 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 12.3.5(ii) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. For the avoidance of doubt, the Agent shall not have any responsibility (except as expressly set forth in Section 12.3.5(iii) below) or liability for monitoring the identities of, or enforcing provisions relating to, Disqualified Lenders.
(iii)
Upon the request of any Lender, the Agent shall make available to such Lender (including via posting on the Borrower's SyndTrak Online site) the list of Disqualified Lenders at the relevant time and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.11 for the purpose of verifying whether such Person is a Disqualified Lender. For the avoidance of doubt, the Agent shall not have any responsibility (except as expressly set forth in this Section 12.3.5(iii)) or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.
12.3.6
No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
12.3.7
Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

12.4
Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11.
12.5
Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII

NOTICES

13.1
Notices. Except as otherwise permitted by Section 2.14, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Lenders or the Agent, at its address or facsimile number set forth on the signature pages hereof or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that, subject to Section 2.14, notices to the Agent under Article II shall not be effective until received.
13.2
Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; Electronic execution;

restatement of EXISTING CREDIT AGREEMENT

14.1
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (i.e., "pdf" or "tif") shall be effective as delivery of a manually executed original counterpart of this Agreement.

14.2
Electronic Execution. The words "execute," "execution," "signed," "signature," "delivery" and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature from any party hereto, the Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, Lenders and Borrower, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

14.3 Restatement of Existing Credit Agreement. This Agreement is a restatement of the Credit Agreement among the Borrower, Agent and Lenders dated as of May 24, 2022 (together with any amendments or modifications entered into prior to the date of this Agreement, the "Existing Credit Agreement"). This Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, provided all indebtedness described in the Existing Credit Agreement shall continue in full force and effect against all obligors named therein.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1
Choice of Law. UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF OKLAHOMA.
15.2
Consent to Jurisdiction. THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OKLAHOMA SITTING IN OKLAHOMA COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN OKLAHOMA CITY, OKLAHOMA.
15.3
Waiver of Jury Trial. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER: OGE ENERGY CORP.

By: /s/ Charles B. Walworth

Name: Charles B. Walworth

Title: Treasurer

Address: 321 N. Harvey

Oklahoma City, OK 73101

Attention: Mr. Charles B. Walworth, Treasurer

Phone: (405) 553-3579

June 26, 2024 OGE Amended and Restated Credit Agreement

AGENT AND THE LENDERS: BOKF NA, DBA BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Sole Administrative Agent, Sole Syndication Agent, Lead Arranger and Sole Bookrunner, and as a Lender

By: /s/ Kaitlyn Gilliam

Name: Kaitlyn Gilliam

Title: Vice President and Corporate

Banking Relationship Manager

Address: BOK Park Plaza

499 W. Sheridan Avenue, 27th Floor

Oklahoma City, OK 73102

Attention: Kaitlyn Gilliam

Phone: (405) 272-2234

Facsimile: (405) 272-2588

For Syndication Agency Services:

Address: 1500 S. Midwest Boulevard

Midwest City, OK 73110

Attention: Lonnie Wyant

Phone: (303) 524-3147

Facsimile: (405) 319-1078

June 26, 2024 OGE Amended and Restated Credit Agreement

AMERICAN HERITAGE BANK, as a Lender

By: /s/ Meredith R. Novak

Name: Meredith R. Novak

Title: Senior Vice President

Address: P.O. Box 1408

Sapulpa, OK 74067

Attention: Meredith Novak

Phone: (918) 224-3210

Facsimile: (918) 227-7421

June 26, 2024 OGE Amended and Restated Credit Agreement

F&M BANK, as a Lender

By: /s/ Barry Anderson

Name: Barry Anderson

Title: President/COO

Address: 17100 North May Avenue

Edmond, OK 73012

Attention: Barry Anderson

Phone: (405) 715-1100

Facsimile: (405) 260-8800

June 26, 2024 OGE Amended and Restated Credit Agreement

THE FIRST NATIONAL BANK OF FORT SMITH, as a Lender

By: /s/ Scott Shortes

Name: Scott Shortes

Title: SVP - Commercial Lending

Address: P.O. Box 7

Fort Smith, AR 72902

Attention: Tammy Winfrey

Phone: (479) 788-4259

Facsimile: (479) 788-4602

June 26, 2024 OGE Amended and Restated Credit Agreement

GATEWAY FIRST BANK, as a Lender

By: /s/ Rob Hoffman

Name: Rob Hoffman

Title: Senior Vice President

Address: 6303 Waterford Blvd., Suite 100

Oklahoma City, OK 73118

Attention: Rob Hoffman

Phone: (405) 697-3085

Facsimile: (405) 697-3085

June 26, 2024 OGE Amended and Restated Credit Agreement

FIRST NATIONAL BANK OF OKLAHOMA, as a Lender

By: /s/ Mel Martin

Name: Mel Martin

Title: President & CEO

Address: 10900 Hefner Pointe Drive, #300

Oklahoma City, OK 73120

Attention: Peggy Mayfield

Phone: (405) 841-1813

Facsimile: (405) 841-6713

June 26, 2024 OGE Amended and Restated Credit Agreement

THE STOCK EXCHANGE BANK, as a Lender

By: /s/ Roger Wagner

Name: Roger Wagner

Title: Executive Vice President

Address: P.O. Box 1008

Woodward, OK 73802

Attention: Roger Wagner

Phone: (580) 256-3314

Facsimile: (580) 254-7946

June 26, 2024 OGE Amended and Restated Credit Agreement

SECURITY NATIONAL BANK OF ENID, as a Lender

By: /s/ Jason A. Turnbow

Name: Jason A. Turnbow

Title: Vice President

Address: P.O. Box 1272

Enid, OK 73702

Attention: Scott Athey

Phone: (580) 234-5151

Facsimile: (580) 249-9133

June 26, 2024 OGE Amended and Restated Credit Agreement

AMERICAN NATION BANK, as a Lender

By: /s/ Pat McCullough______ ___________

Name: Pat McCullough

Title: President

Address: 1901 N. Commerce

Ardmore, OK 73401

Attention:

Phone: (580) 223-6222

Facsimile: (580) 224-3725

June 26, 2024 OGE Amended and Restated Credit Agreement

COMMITMENT SCHEDULE

LENDER	LOAN COMMITMENTS

BOKF, NA dba Bank of Oklahoma (Revolving)

BOKF, NA dba Bank of Oklahoma (Term)

F&M Bank (Revolving)

F&M Bank (Term)

American Heritage Bank (Revolving)

American Heritage Bank (Term)

The First National Bank of Fort Smith (Revolving)

The First National Bank of Fort Smith (Term)

Gateway First Bank (Revolving)

Gateway First Bank (Term)

First National Bank of Oklahoma (Revolving)

First National Bank of Oklahoma (Term)

The Stock Exchange Bank (Revolving)

The Stock Exchange Bank (Term)

Security National Bank of Enid (Revolving)

Security National Bank of Enid (Term)

American Nation Bank (Revolving)

American Nation Bank (Term)

AGGREGATE COMMITMENT

$21,000,000 $21,000,000 $7,500,000 $7,500,000 $6,000,000 $6,000,000 $6,000,000 $6,000,000 $6,000,000 $6,000,000 $5,000,000 $5,000,000 $5,000,000 $5,000,000 $2,000,000 $2,000,000 $1,500,000 $1,500,000 $120,000,000

PRICING SCHEDULE

Pricing Level	Debt Ratings Fitch/Moody’s/ S&P	Applicable Margin-SOFR Loans	Applicable Margin- Floating Rate Loans	Facility Fee
I	≥A+/A1/A+	0.800%	0.000%	0.075%
II	A/A2/A	0.900%	0.000%	0.100%
III	A-/A3/A-	1.000%	0.000%	0.125%
IV	BBB+/Baa1/BBB+	1.075%	0.075%	0.175%
V	BBB/Baa2/BBB	1.275%	0.275%	0.225%
VI	≤ BBB-/Baa3/BBB-	1.475%	0.475%	0.275%

The Applicable Margin for SOFR Loans and Floating Rate Loans and the Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Investment Grade Status as determined from its then-current Moody’s Rating, Fitch Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

Notwithstanding the foregoing, if the Borrower is split-rated and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply, (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply (and both ratings will be deemed to be at the higher level) and (y) the ratings differential is two levels or more, then the rating which is one level lower than the higher rating will apply (and both ratings will be deemed to be at the higher level).

2

If at any time the Borrower does not have a rating from at least two of Moody’s, Fitch and S&P, but has at least one rating from any of Moody’s, Fitch or S&P, the credit rating shall be determined as if there are two ratings, the first of which shall be the applicable rating assigned by the rating agency maintaining such rating and the second of which shall be deemed to be Level VI (solely as it relates to such rating agency), and the Applicable Margin and Applicable Fee Rate shall be determined in accordance with this Pricing Schedule based on the two applicable levels.

3

SCHEDULE 1

MATERIAL SUBSIDIARIES
(See Section 5.8)

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership	Owner
Oklahoma Gas and Electric Company	Oklahoma	100%	Borrower

SCHEDULE 2

LIENS
(See Section 6.12.5)

None.

SCHEDULE 3

MATERIAL ADVERSE CHANGE
(See Section 5.5)

None.

SCHEDULE 4

LITIGATION
(See Section 5.7)

None.

EXHIBIT A

COMPLIANCE CERTIFICATE

To: The Lenders parties to the Amended and Restated Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of June 26, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the "Agreement") by and among OGE ENERGY CORP. (the "Borrower"), the lenders party thereto (the "Lenders") and BOKF, NA, dba Bank of Oklahoma, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED, THE ____________________ OF THE BORROWER, HEREBY CERTIFIES IN [HIS/HER] CAPACITY AS SUCH THAT:

1. I am the duly elected ____________________ of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement.

Described below are the exceptions, if any, to paragraph 3, by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ___________________, 20_____.

__________________________________________

Name

__________________________________________

Title

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _______________________, 20_____, with the provisions of Sections 6.10(viii) (if applicable) and 6.14 of the Agreement.

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item

1 below (the "Assignor") and the Assignee identified in item 2 below (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility identified below (including any letters of credit, guarantees, and swingline loans included in such facility), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________________________________

Assignor [is][is not] a Defaulting Lender

2. Assignee: ______________________________________________________

[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower: OGE Energy Corp.

4. Agent: BOKF, NA, dba Bank of Oklahoma

_________________________

[1] Select as applicable

5. Credit Agreement: The Amended and Restated Credit Agreement dated as of June 26, 2024, by and among Borrower, the Lenders party thereto, Agent and the other agents party thereto.

6. Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
$	$
%

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7. Trade Date:3

Effective Date: ___________________, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ____________________________________ Name:

____________________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ____________________________________

Name:

____________________________________

Title:

2

________________________________

[2] Set forth, to at least 9 decimals, as a percentage of the Commitment/loans of all Lenders thereunder.

[3] To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

3

Consented to and Accepted:

BOKF, NA, dba Bank of Oklahoma, as Agent

By: _______________________________________

Name:

_______________________________________

Title:

[Consented to:

OGE ENERGY CORP.

By: _______________________________________

Name:

_______________________________________

Title:]

4

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (subject to such consents, if any, as may be required under Section 12.3.2 of the Credit Agreement), (iii) it is not a Disqualified Lender (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interest in and under the Loan Documents will not be "plan assets" under ERISA, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.1.1 and 6.1.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (viii) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (ix) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make

5

its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the [Assignor]4 for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

[remainder of page intentionally left blank]

6

________________________________________________

[4] If assignment is being made pursuant to Section 2.19 of the Credit Agreement and Borrower has made the payments required by such Section, the Assignor's portion of payments in respect of the Assigned Interest shall be payable to the Borrower.

7

EXHIBIT C-1

REVOLVING NOTE

June 26, 2024

OGE ENERGY CORP., an Oklahoma corporation (the "Borrower"), promises to pay to ___________________________________ (the "Lender") on the Termination
Date, _____________________________ DOLLARS ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of BOKF NA, dba Bank of Oklahoma, in Oklahoma City, Oklahoma, as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Revolving Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 26, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), by and among the Borrower, the lenders party thereto, including the Lender, and BOKF, NA, dba Bank of Oklahoma, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Agreement. This Note is a registered Note and, as provided in the Agreement, the Borrower, the Agent and the Lenders may treat the person whose name is recorded in the Register as the owner hereof for all purposes, notwithstanding notice to the contrary. The entries in the Register shall be conclusive, absent manifest error.

This Note shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

This Revolving Note is an amendment, renewal and restatement of, and a substitute and replacement for[, and evidences an increase to Lender's Commitment to make a $___________________ Revolving Loan pursuant to] a Revolving Note executed by Borrower in favor of Lender dated May 24, 2022, in the original principal amount of $____________________ (the "Prior Note"). The unpaid indebtedness of Borrower evidenced by the Prior Note is not extinguished by this Note, but is a continuing indebtedness, all of which is now evidenced by this Note. This Note shall not be construed as a novation of the Prior Note.

[Signature on the following page]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date and year first written above.

OGE ENERGY CORP.

By: ___________________________________

Charles B. Walworth, Treasurer

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

REVOLVING NOTE OF OGE ENERGY CORP., Dated June 26, 2024

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT C-2

TERM NOTE

June 26, 2024

OGE ENERGY CORP., an Oklahoma corporation (the "Borrower"), promises to pay to ___________________________________ (the "Lender") on the Termination
Date, _____________________________ DOLLARS ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of BOKF NA, dba Bank of Oklahoma, in Oklahoma City, Oklahoma, as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Term Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 26, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), by and among the Borrower, the lenders party thereto, including the Lender, and BOKF, NA, dba Bank of Oklahoma, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Agreement. This Note is a registered Note and, as provided in the Agreement, the Borrower, the Agent and the Lenders may treat the person whose name is recorded in the Register as the owner hereof for all purposes, notwithstanding notice to the contrary. The entries in the Register shall be conclusive, absent manifest error.

This Note shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

This Term Note is an amendment, renewal and restatement of, and a substitute and replacement for[, and evidences an increase to Lender's Commitment to make a $___________________ Term Loan pursuant to] a Term Note executed by Borrower in favor of Lender dated May 24, 2022, in the original principal amount of $____________________ (the "Prior Note"). The unpaid indebtedness of Borrower evidenced by the Prior Note is not extinguished by this Note, but is a continuing indebtedness, all of which is now evidenced by this Note. This Note shall not be construed as a novation of the Prior Note.

[Signature on the following page]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date and year first written above.

OGE ENERGY CORP.

By:

Charles B. Walworth, Treasurer

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

TERM NOTE OF OGE ENERGY CORP., Dated June 26, 2024

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT D

FORM OF JOINDER AGREEMENT

Joinder Agreement

Dated __________, 202__

Reference is made to the Amended and Restated Credit Agreement dated as of June 26, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among OGE Energy Corp., an Oklahoma corporation, (the "Borrower"), the lenders party thereto (the "Lenders") and BOKF, NA, dba Bank of Oklahoma, as agent (the "Agent"). Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower, _________________ (the "Increasing Lender") and _________________ (the "New Lender") agree as follows:

1. Subject to Section 2.22 of the Credit Agreement and this Joinder Agreement, the Borrower hereby increases the Aggregate Commitment from $__________ to $__________. This Joinder Agreement is entered into pursuant to, and authorized by, Section 2.22 of the Credit Agreement.

2. Attached hereto is a Commitment Schedule which reflects the Commitment of each New Lender and Increasing Lender as of the Effective Date of this Joinder Agreement.

3. (a) The Increasing Lender attaches the Revolving and Term Notes delivered to it under the Credit Agreement and requests that the Borrower exchange such Notes for a new Revolving Note and a new Term Note, payable to the Increasing Lender as follows:

Revolving Note Payable to the Order of:	Principal Amount of Note:
[Increasing Lender]	[$ ]

Term Note Payable to the Order of:	Principal Amount of Note:
[Increasing Lender]	[$ ]

(b) The New Lender requests that the Borrower issue a new Revolving Note and a new Term Note payable to the New Lender as follows:

Revolving Note Payable to the Order of:	Principal Amount of Note:
[New Lender]	[$ ]

Term Note Payable to the Order of:	Principal Amount of Note:
[New Lender]	[$ ]

4. Each of the Increasing Lender and New Lender (i) represents and warrants that it is legally authorized to enter into this Joinder Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (iii) agrees that it will, independently and without reliance upon any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) if it is a New Lender, confirms that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender thereunder as if it were an original signatory to the Credit Agreement in such capacity; (vii) agrees to hold all confidential information in a manner consistent with the provisions of Section 9.11 of the Credit Agreement; and (viii) includes herewith for the Agent such forms required by Section 3.5 of the Credit Agreement (if not previously delivered).

5. The effective date for this Joinder Agreement shall be ___________, 202__ (the
"Effective Date"). Following the execution of this Joinder Agreement, it will be delivered to the Agent for the consent of the Agent.

6. Upon consent of the Agent, from and after the Effective Date, the Increasing Lender and the New Lender shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Joinder Agreement, have the rights and obligations of a Lender under each such agreement.

7. Upon consent of the Agent, from and after the Effective Date, the Agent shall make such reallocations of each Lender's "Outstanding Credit Exposure" under the Credit Agreement as are necessary in order that each such Lender's Outstanding Credit Exposure reflects such Lender's Pro Rata Share of the Outstanding Credit Exposure and the Increasing Lender and the New Lender shall make such payments (if any) necessary to effect such reallocation.

8. The representations and warranties of the Borrower contained in Article V of the Credit Agreement (other than representations and warranties set forth in Section 5.5 and 5.7) are true and correct in all material respects (or, if qualified as to materiality, in all respects) as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such earlier date, both before and after giving effect to this Joinder Agreement, and no Default or Unmatured Default shall have occurred and be continuing, both before and after giving effect to this Joinder Agreement.

9. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA.

10. This Joinder Agreement may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed original counterpart of this Joinder Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower, the New Lender, the Increasing Lender and the Agent have executed this agreement as of the date first above written.

OGE ENERGY CORP.

By: ______________________________________

Name: ________________________________

Title: _________________________________

[NEW LENDER]

By: ______________________________________

Name: ________________________________

Title: _________________________________

[INCREASING LENDER]

By: ______________________________________

Name: ________________________________

Title: _________________________________

Acknowledged and Agreed:

BOKF, NA, dba Bank of Oklahoma, as Agent

By: ______________________________________

Name: ________________________________

Title: _________________________________

COMMITMENT SCHEDULE

NEW LENDER		COMMITMENT
[ ]	Revolving Loan	[ $ ]
[ ]	Term Loan	[ $ ]

INCREASING LENDER		COMMITMENT
[ ]	Revolving Loan	[ $ ]
[ ]	Term Loan	[ $ ]